Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:

Christopher Locke

Rewards Network Inc.

(312) 521-6741

Rewards Network Inc. and EGI Affiliate Sign Definitive Merger Agreement

— EGI Affiliate Will Offer to Acquire Shares of Rewards Network for $13.75 Per Share in Cash —

— Offer at 39% Premium to Company’s Closing Price on Day Prior to EGI’s Initial Offer —

CHICAGO, IL (October 28, 2010) — Rewards Network Inc. (“Rewards Network”) (NASDAQ: DINE) announced today that Rewards Network and EGI Acquisition, L.L.C. (“EGI Acquisition”), an affiliate of Equity Group Investments, L.L.C. (“EGI”), a private investment firm, have entered into a definitive merger agreement under which EGI Acquisition will offer to acquire all of the shares of Rewards Network common stock not owned by EGI Acquisition for $13.75 per share in cash. EGI Acquisition currently owns approximately 14.2% of the outstanding shares of Rewards Network common stock. Certain other affiliates of EGI collectively own approximately 12.1% of the outstanding shares of Rewards Network common stock and have agreed to tender such shares in the offer. The transaction values Rewards Network on a fully diluted share basis at approximately $126 million.

The $13.75 per share consideration represents an approximately 39% premium over the closing price of Rewards Network’s common stock on June 8, 2010, the day before Rewards Network issued a press release noting that it had received indications of interest in pursuing a strategic transaction. The offer also represents a 14% dividend adjusted premium to the average closing price of Rewards Network’s common stock during the twelve months ended June 8, 2010.

As noted in the Rewards Network press release issued on June 9, 2010, the Board of Directors constituted a Strategic Coordination Committee (the “Special Committee”) consisting of disinterested members of the Board of Directors, and the Special Committee undertook a process to explore strategic alternatives for Rewards Network. The Special Committee unanimously recommended that Rewards Network’s Board of Directors approve the EGI merger agreement. Subsequently, the Board of Directors approved the merger agreement and resolved to recommend that Rewards Network stockholders tender their shares in the EGI Acquisition offer.

Pursuant to the definitive merger agreement, EGI Acquisition will offer to acquire all shares of Rewards Network common stock not owned by EGI Acquisition through a cash tender offer for $13.75 per share. EGI Acquisition intends to commence the tender offer within seven business days. The tender offer will expire 20 business days after the date it commences unless it is extended. Following the expiration of the tender offer, if EGI Acquisition owns at least 90% of the outstanding shares of Rewards Network common stock, EGI Acquisition intends to complete the acquisition of Rewards Network through the short-form procedure under Delaware law, which does not require a vote or meeting of the stockholders of Rewards Network. In the merger, each outstanding share of Rewards Network common stock not tendered and purchased in the tender offer will be converted into the right to receive the same consideration provided in the tender offer.

EGI Acquisition has delivered to Rewards Network copies of letters for committed financing through J.P. Morgan Securities LLC, who is acting as lead agent, and The PrivateBank and Trust Company, who is acting as co-lead. JPMorgan Chase Bank, N.A. is serving as the administrative agent for the facilities. Skadden, Arps, Slate, Meagher & Flom LLP is legal counsel to EGI.

Harris Williams & Co. is acting as financial advisor and Jones Day is legal counsel to the Special Committee.

Important Information

This press release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Rewards Network Inc. common stock. In connection with the tender offer and merger, EGI Acquisition will file with the Securities and Exchange Commission (the “SEC”) a combined Tender Offer Statement and Rule 13E-3 Transaction Statement under cover of Schedule TO, along with an Offer to Purchase, and Rewards Network will file with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9 and other documents relating to the tender offer. Stockholders of Rewards Network are urged to read these materials carefully when they become available because they contain important information about Rewards Network and the tender offer and merger. Anyone may obtain copies of these documents, when available, for free at the SEC’s website at www.sec.gov.

About Rewards Network

Rewards Network (NASDAQ: DINE), headquartered in Chicago, IL, operates the leading dining rewards programs in North America by marketing participating restaurants to members of these programs and by providing incentives to members to dine at these restaurants. In addition to operating the dining rewards program of leading airline frequent flyer programs, hotel frequent-stay programs, retailer shopping programs, college savings programs, and other affinity organizations, the Company offers its own dining rewards program, iDine® at www.idine.com. Thousands of restaurants and other clients benefit from the company’s restaurant marketing efforts, which include millions of email impressions, mobile access to restaurants via iPhone®, BlackBerry® and Android® smartphones and dining Web sites. Rewards Network also provides restaurant ratings and other restaurant business intelligence, as well as the purchase of dining credits from restaurants in the program. In conjunction with major airline frequent flyer programs and other affinity organizations, Rewards Network provides more than three million members with incentives to dine at participating restaurants. These incentives include airline miles, college savings rewards, reward program points and cash back benefits.

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